CONTACT:

                                        Marianne V. Pastor
                                        (703) 335-7825

                              FOR IMMEDIATE RELEASE


Williams Industries, Inc.
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Announces Notice of Late Filing
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     Manassas, VA. --- June 14, 2006 --- Williams
Industries, Inc. (NASDAQ - WMSI) today announced it filed a Form 12b-25, Notification of Late Filing, with the
Securities and Exchange Commission.

     The Form 12b-25 was filed because the financial statements associated with the company's third quarter, which ended April 30, 2006, were not complete.

     It is anticipated that the filing will occur not later than June 21, 2006.

     The company expects to report earnings of at least
$0.02 per basic and diluted share for the quarter and nine months ended April 30, 2006, compared to a loss of ($1.05) and ($1.58) per share for the corresponding periods of the prior year.